EXHIBIT 99.1
                                                       ------------

                       JOHN B. SANFILIPPO & SON, INC.
                                NEWS RELEASE
                       ------------------------------

COMPANY CONTACT:   Michael J. Valentine
                   Executive Vice President Finance
                     and Chief Financial Officer
                   (847) 871-6509


FOR IMMEDIATE RELEASE
WEDNESDAY, AUGUST 24, 2005

Fiscal 2005 Net Sales Increase 12% over Net Sales for the Prior Year Fourth Quarter 2005 Net Sales Increase 16% over Net Sales for the Fourth Quarter of 2004

Elk Grove Village, IL, August 24, 2005 -- John B. Sanfilippo & Son, Inc. (Nasdaq: JBSS) today announced operating results for its fiscal 2005 fourth quarter and year ended June 30, 2005. Net income for the current fourth quarter was approximately $3.5 million, which was unchanged in comparison to net income for the fourth quarter of 2004. Diluted earnings per share also remained unchanged at $.32 for the quarterly comparison. Fiscal 2005 net income was approximately $14.5 million compared to approximately $22.6 million for fiscal 2004. Diluted earnings per share for the current fiscal year decreased to $1.35 from $2.32 for fiscal 2004.

Net sales for the fiscal 2005 fourth quarter increased by approximately 16% to approximately $144.1 million from approximately $124.5 million for the fiscal 2004 fourth quarter. The fourth quarter of fiscal 2005 contained fourteen weeks whereas the fourth quarter of fiscal 2004 contained thirteen weeks. Net sales for fiscal 2005 increased by approximately 12% to approximately $581.7 million from net sales of approximately $520.8 million for fiscal 2004. Fiscal 2005 contained fifty-three weeks whereas fiscal 2004 contained fifty-two weeks. The increase in net sales for the current quarter in comparison to net sales for the fourth quarter of fiscal 2004 came primarily from significant sales increases in the industrial and contract packaging distribution channels and price increases in all distribution channels. The increase in net sales for the current fiscal year over the previous year's net sales was mainly due to significant sales increases in the contract packaging and food service distribution channels and price increases in all distribution channels implemented throughout the fiscal year. Total unit volume, which is measured in shipped pounds, was down slightly for both the quarterly and fiscal year comparisons when factoring out the additional week in both the current quarter and fiscal year.

Gross profit margin declined from 15.3% of net sales for the fourth quarter of fiscal 2004 to 14.3% of net sales for the current quarter as a result of higher commodity costs in most of the tree nuts that the Company processes and a shift in sales mix towards industrial and contract packaging distribution channels, which carry lower gross margins as a percentage of net sales in comparison to the gross margin in the other distribution channels. The gross profit margin was favorably impacted by an increase in the Company's estimate of inshell pecans on hand at the end of the current fourth quarter because the Company has almost completed the shelling of the 2004 pecan crop. Current fourth quarter gross profit dollars increased 8.1% over the gross profit dollars for the fourth quarter of fiscal 2004. The gross profit margin for fiscal 2005 declined to 13.5% of net sales from 17.6% of net sales for fiscal 2004. As was the case for the quarterly comparison, the decline in gross margin resulted from higher commodity costs in most of the tree nuts that the Company processes and a shift in sales mix towards industrial and contract packaging distribution channels.

Selling and administrative expenses, as a percentage of net sales, were relatively unchanged when comparing the current fourth quarter to the fiscal 2004 fourth quarter. Incentive compensation expenses, which are dependent upon earnings per share, were not provided for in the current quarter although this reduction was mostly offset by increases in corporate governance expenses and advertising expenses in the current quarter when compared to those expenses in the fiscal 2004 fourth quarter. For fiscal 2005, selling and administrative expenses, as a percentage of net sales, fell to 8.9% from 9.8% in fiscal 2004. The decrease in total selling and administrative expenses, as a percentage of net sales, for the fiscal year was primarily the result of increased sales while certain selling and administrative expenses remained relatively fixed. Additionally, no incentive compensation expense was provided for in fiscal 2005 contributing to the decrease in these expenses when compared to fiscal 2004. Operating income for the fourth quarter of fiscal 2005 fell slightly to approximately $7.1 million from approximately $7.2 million for the fourth quarter of the prior year. Operating income for fiscal 2005 declined to approximately $26.6 million from approximately $41.1 million for fiscal 2004.

Interest expense in the fourth quarter of fiscal 2005 was approximately $2.0 million in comparison to approximately $0.6 million in the fourth quarter of 2004. For the fiscal year comparison, interest expense increased to $4.0 million from $3.4 million. Interest expense increased in both the current quarter and fiscal year over the same periods last year because of higher average borrowing levels and higher interest rates on the Company's short term credit facility. Average borrowings were higher in fiscal 2005 primarily because of higher inventory levels and the implementation of a $65 million long term credit facility near the end of the second quarter of the current fiscal year.

"The remarkable increase in tree nut costs over the last five quarters has created many challenges for the Company," stated Jasper B. Sanfilippo, Chairman of the Board and Chief Executive Officer. "We have worked hard to control other costs and implement price increases during the fiscal year, but it has been difficult to keep pace with these cost increases from a pricing standpoint without significantly impacting consumption, especially in our consumer distribution channel. Although unit volume declined in the consumer distribution channel, we saw unit volume growth in the food service, contract packaging and industrial distribution channels during the fiscal year, which suggests that other food manufactures and distributors continue to consider nuts to be an important part of their growth strategy", Mr. Sanfilippo added. "With the exception of almonds, we are beginning to see signs that tree nut costs have now stabilized and have the potential to decline in calendar 2006," noted Mr. Sanfilippo. "The Chicago area facility consolidation project is now under way as we have started upgrading the facility that we purchased in the fourth quarter, and we expect to break ground for the expansion phase of the project this September," Mr. Sanfilippo concluded.

The statement of Jasper B. Sanfilippo in this release is forward-looking. This forward-looking statement is based on the Company's current expectations and involves risks and uncertainties.
Consequently, the Company's actual results could differ materially. Among the factors that could cause results to differ materially from current expectations are: (i) sales activity for the Company's products, including a decline in sales to one or more key customers;
(ii) changes in the availability and costs of raw materials for the production of the Company's products and the impact of fixed price commitments with customers; (iii) fluctuations in the value and quantity of the Company's inventories of pecans, walnuts, almonds, peanuts or other nuts due to fluctuations in the market prices of these nuts and routine bulk inventory estimation adjustments, respectively; (iv) the Company's ability to lessen the negative impact of competitive pressures by reducing its selling prices and increasing sales volume while at the same time maintaining profit margins by reducing costs; (v) the outcome of a pending governmental antitrust investigation of a portion of the peanut shelling industry; (vi) the potential for lost sales or product liability if our customers lose confidence in the safety of our products or are harmed as a result of using our products, particularly due to product adulteration, misbranding or peanut and tree nut allergy issues;
(vii) risks and uncertainties regarding the Company's facility consolidation project; and (viii) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company's control.

John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of shelled and in-shell nuts and extruded snacks that are sold under a variety of private labels and under the Company's Fisher, Evon's, Snack 'N Serve Nut Bowl, Sunshine Country, Flavor Tree and Texas Pride brand names. The Company also markets and distributes a diverse product line of other food and snack items.


                       JOHN B. SANFILIPPO & SON, INC.
                       ------------------------------
                   CONSOLIDATED STATEMENTS OF OPERATIONS
                   -------------------------------------
             (Dollars in thousands, except earnings per share)

                                For the Quarter Ended           For the Year Ended
                                ---------------------        -------------------------
                                     (Unaudited)
                               June 30,      June 24,          June 30,     June 24,
                                  2005          2004              2005         2004
                             ------------  ------------      -----------  ------------
Net sales                       $144,081      $124,496         $581,729      $520,811
Cost of sales                    123,504       105,463          503,300       428,967
                               ---------     ---------        ---------     ---------
Gross profit                      20,577        19,033           78,429        91,844
                               ---------     ---------        ---------     ---------
Selling expenses                  10,107         8,892           39,417        37,288
Administrative expenses            3,401         2,945           12,425        13,492
                               ---------     ---------        ---------     ---------
                                  13,508        11,837           51,842        50,780
                               ---------     ---------        ---------     ---------
Income from operations             7,069         7,196           26,587        41,064
                               ---------     ---------        ---------     ---------
Other income (expense):
  Interest expense                (2,010)         (631)          (3,998)       (3,434)
  Debt extinguishment fees            --          (972)              --          (972)
  Rental income and
   miscellaneous, net                631            84            1,179           440
                               ---------     ---------        ---------     ---------
                                  (1,379)       (1,519)          (2,819)       (3,966)
                               ---------     ---------        ---------     ---------
Income before income taxes         5,690         5,677           23,768        37,098
Income tax expense                 2,219         2,214            9,269        14,468
                               ---------     ---------        ---------     ---------
Net income                        $3,471        $3,463          $14,499       $22,630
                               =========     =========        =========     =========
Basic earnings per share           $0.33         $0.33            $1.37         $2.35
                               =========     =========        =========     =========
Diluted earnings per share         $0.32         $0.32            $1.35         $2.32
                               =========     =========        =========     =========
Weighted average shares
 outstanding
  -- basic                     10,579,630   10,507,454       10,568,400     9,648,456
                               ==========   ==========       ==========     =========
  -- diluted                   10,719,648   10,681,720       10,720,641     9,758,769
                               ==========   +=========       ==========     =========



                      JOHN B. SANFILIPPO & SON, INC.
                      ------------------------------
                       CONSOLIDATED BALANCE SHEETS
                       ---------------------------
                          (Dollars in thousands)



                                           June 30,       June 24,
                                              2005           2004
                                         ------------     ---------
ASSETS

CURRENT ASSETS:
  Cash                                       $1,885         $2,085
  Accounts receivable, net                   39,002         35,550
  Inventories                               217,624        127,459
  Deferred income taxes                       1,742          1,301
  Income taxes receivable                        --            943
  Prepaid expenses and other
   current assets                             1,663          2,103
                                          ---------       --------
                                            261,916        169,441

PROPERTIES, NET                             117,769         69,154
OTHER ASSETS                                 14,787          8,339
                                          ---------      ---------
                                           $394,472       $246,934
                                          =========      =========



                                           June 30,       June 24,
                                              2005           2004
                                         ------------     ---------
LIABILITIES & STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Notes payable                             $66,561         $5,269
  Current maturities of long-term debt       10,611          1,277
  Accounts payable                           29,908         16,388
  Book overdraft                              3,047          7,926
  Accrued expenses                           13,230         15,727
  Income taxes payable                          795             --
                                          ---------      ---------
                                            124,152         46,587
                                          ---------      ---------
LONG-TERM DEBT                               67,002         12,620
LONG-TERM DEFERRED INCOME TAXES               7,143          6,367
                                          ---------      ---------
                                             74,145         18,987
                                          ---------      ---------
STOCKHOLDERS' EQUITY:
  Class A common stock                           26             26
  Common stock                                   81             81
  Capital in excess of par value             99,164         98,848
  Retained earnings                          98,108         83,609
  Treasury stock                             (1,204)        (1,204)
                                          ---------      ---------
                                            196,175        181,360
                                          ---------      ---------
                                           $394,472       $246,934
                                          =========      =========